CERTIFICATE OF AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION OF
WINGSTOP INC.
Wingstop Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows that:
1.The Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby amended by adding a new Article XIII as follows:
“ARTICLE XIII – AMENDMENTS TO BYLAWS
In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, amend, alter, change or repeal the bylaws of this Corporation.”
2.The foregoing amendments to the Certificate of Incorporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
3.All other provisions of the Certificate of Incorporation shall remain in full force and effect.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 19th day of May, 2026.

WINGSTOP INC., a Delaware corporation

By /s/ Michael J. Skipworth Name: Michael J. Skipworth Title: President and Chief Executive Officer